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             [LETTERHEAD OF VAN COTT, BAGLEY, CORNWALL & MCCARTHY]

                               February 26, 1998

Huntsman Packaging Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

Ladies and Gentlemen:

         We have acted as counsel in the State of Utah to Huntsman Packaging Corporation, a Utah corporation (the "Company") and the Guarantors (as defined below) in connection with the issuance and delivery of (i) the Exchange Notes (as defined below) by the Company and (ii) the Guarantees (as defined below) by the Guarantors.

         In connection with the preparation of the opinion letter and as the basis for the opinions set forth below (the "Opinions"), we have made such investigations of the laws of the State of Utah and the laws of the United States of America as we have been deemed relevant and necessary, and we have examined such documents and records as we have deemed relevant and necessary, including the following:

         (a) a photocopy of that certain Indenture dated as of September 30, 1997 (the "Indenture") between the Company, the Guarantors and The Bank of New York, as trustee, executed by the Company;

         (b) a photocopy of that certain Registration Rights Agreement dated as of September 19, 1997 (the "Registration Rights Agreement") among the Company, the Guarantors and the initial purchasers named therein, executed by the Company and the Guarantors;

         (c) a photocopy of the form of the 9 1/8% Senior Subordinated Notes due 2007 to be issued by the Company pursuant

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Van Cott, Bagley, Cornwall & McCarthy
Huntsman Packaging Corporation
February 26, 1998
Page 2

to the Registration Rights Agreement and attached as Exhibit A2 to the Indenture (the "Exchange Notes");

         (d) a photocopy of the form of Guarantee to be issued by each of the Guarantors and attached as Exhibit E to the Indenture (collectively, the "Guarantees");

         (e) a photocopy of the Articles of Incorporation, with amendments, of each of the Company and the Utah Guarantors (as defined below), certified to on February 10, 1998 by the Utah Department of Commerce, Division of Corporations and Commercial Code (the "Division"); and

         (f) a photocopy of the Bylaws of each of the Company and the Utah Guarantors certified to by Ronald G. Moffitt, an officer of each of such companies, as of the date of this opinion letter.

         For purpose of this opinion letter, the following terms and phrases have the following meanings:

         (i) "Companies" means and is limited to the Company and the Guarantors.

         (ii) "Guarantors" means and is limited to Huntsman Container Corporation International, Huntsman Bulk Packaging Corporation, Huntsman Film Products of Mexico, Inc., Huntsman United Films Corporation, Huntsman Packaging Georgia, Inc., Huntsman Preparatory, Inc. and Huntsman Deerfield Films Corporation.

         (iii) "internal laws of the State of Utah" means and is limited to the laws of the State of Utah, excluding any provisions of Utah law that might require the application of the law of any state or jurisdiction other than the State of Utah.

         (iv) "laws of the State of Utah" or "Utah law" means and is limited to the present published statutes of the State of Utah, the administrative rules and regulations of agencies of the State of Utah as contained in the present published Utah Administrative Code, and the present published decisions of the Utah Court of Appeals and the Utah Supreme Court.

         (v) "laws of the United States of America" or "federal law" means and is limited to the present published statutes of the United States of America, the rules and regulations as


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Van Cott, Bagley, Cornwall & McCarthy
Huntsman Packaging Corporation
February 26, 1998
Page 3

contained in the present published Code of Federal Regulations and the present published decisions of the courts of the United States of America.

         (vi) "Operative Documents" means and is limited to the Indenture, the Registration Rights Agreement, the Exchange Notes and the Guarantees.

         (vii) "Utah Guarantors" means and is limited to Huntsman Container Corporation International, Huntsman Bulk Packaging Corporation, Huntsman Film Products of Mexico, Inc. and Huntsman Preparatory, Inc.

         Based upon the examination described above, subject to the assumptions, qualifications, limitations and exceptions set forth in this opinion letter and under current interpretations of the laws of the State of Utah and the laws of the United States of America, we are of the opinion that:

         1. The Company has the corporate power and corporate authority to issue, execute and deliver each of the Exchange Notes and to perform its obligations under each of the Exchange Notes, and the issuance, execution and delivery of each of the Exchange Notes, and the performance by the Company of its obligations as specified in each of the Exchange Notes, have been duly authorized by all requisite corporate action on the part of the Company.

         2. Each of the Utah Guarantors has the corporate power and corporate authority to issue, execute and deliver a Guarantee and to perform its obligations under such Guarantee, and the issuance, execution and delivery of each such Guarantee, and the performance by each respective Utah Guarantor of its obligations as specified in such Guarantee, have been duly authorized by all requisite corporate action on the part of each Utah Guarantor.

         3. The execution and delivery of the Indenture and the Exchange Notes by the Company and the performance by the Company of its obligations under the Indenture and the Exchange Notes will not (a) result in a violation of Utah law, or (b) conflict with, result in a breach or violation of, or constitute a default or event of default under the Articles of Incorporation or Bylaws of the Company.

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Van Cott, Bagley, Cornwall & McCarthy
Huntsman Packaging Corporation
February 26, 1998
Page 4

         4. The execution and delivery by each Utah Guarantor of the Indenture and the Guarantee executed by it and the performance by each Utah Guarantor of its obligations under the Indenture and such Guarantee will not (a) result in a violation of Utah law, or (b) conflict with, result in a breach or violation of, or constitute a default or event of default under the Articles of Incorporation or Bylaws of the applicable Utah Guarantor.

         The Opinions are predicated upon and are limited by the matters set forth in the Opinions and are further subject to the qualifications, exceptions, assumptions and limitations set forth below:

         A. We are licensed to practice law in the State of Utah. As a result, the Opinions are subject to the following:

               (i) The Opinions are limited to the laws of the State of Utah and the laws of the United States of America. We express no opinion as to local laws or the laws of any other state or country.

               (ii) To the extent that any Opinions relate to matters that may be governed by the laws of any jurisdiction other than the State of Utah, we have assumed, with your understanding and authorization, that the internal laws of the State of Utah would apply for purposes of such Opinions.

               (iii) Our duties and responsibilities with respect to this opinion letter shall at all times and in all respects be governed by and construed solely in accordance with the internal laws of the State of Utah.

         B. We expressly except from this opinion letter any opinion or confirmation as to whether, or to what extent, a Utah court or any other court would apply Utah law, or the law of any other state or jurisdiction, to any particular aspect of the transactions that are the subject of the Opinions.

         C. For purposes of this opinion letter we have assumed that each party to the Operative Documents, including each of the Companies, has complied with (i) the provisions of the securities laws, "blue sky" laws, securities regulations, and/or securities rules of the State of Utah and the United States of America (collectively, the "Securities Laws"), and we

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Van Cott, Bagley, Cornwall & McCarthy
Huntsman Packaging Corporation
February 26, 1998
Page 5

expressly except from this opinion letter any opinion or confirmation concerning the need for or compliance by any party, and in particular by the Companies, with the Securities Laws.

         D. The Opinions that relate to specific agreements or documents relate to the specified agreements or documents, and do not extend to documents, agreements or instruments referred to in such agreements or documents (even if incorporated therein by reference), or to any exhibits, annexes or schedules that are not expressly identified in this opinion letter as having been examined by us.

         E. In rendering the Opinions, we have assumed (i) the genuineness of all signatures, (ii) the capacity and the authority of all individuals executing documents (other than officers of the Company or the Utah Guarantors), (iii) the conformity to the original documents of all photocopies or facsimile copies submitted to us, whether certified or not, and (iv) the authenticity of all documents submitted to us as originals.

         F. As to factual matters which are material to the Opinions, we have relied upon (i) statements or assurances made to us by governmental authorities or by representatives of one or more of the Companies, (ii) the factual circumstances of the transactions contemplated by the Operative Documents, and
(iii) the factual statements, factual representations and factual warranties of one or more of the Companies contained in the Operative Documents. The Opinions assume the accuracy and completeness of such factual matters. Except as expressly set forth in this opinion letter, we have not investigated or verified such factual matters and do not opine as to or confirm the accuracy or completeness of such matters of fact. Nevertheless, nothing has come to our attention that causes us to believe that our reliance upon such factual matters was not reasonable under the circumstances.

         G. The Opinions are limited to those expressly stated and no other opinions should be implied.

         H. The Opinions are as of the date of this opinion letter and we assume no obligation to update or supplement the Opinions to reflect any facts or circumstances that may later come to our attention or any change in the law that may occur after the date of this opinion letter.

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Van Cott, Bagley, Cornwall & McCarthy
Huntsman Packaging Corporation
February 26, 1998
Page 6

     This opinion letter may only be relied upon by the Company in connection with the issuance and delivery of the Exchange Notes and the Guarantees, and
(i) any holder of Exchange Notes may rely upon this opinion letter as if addressed to such person and delivered to such person on the date of this opinion letter, (ii) Skadden, Arps, Slate, Meagher & Flom LLP may rely upon this opinion letter solely for the purpose of rendering an opinion letter to the Company in connection with the issuance and delivery of the Exchange Notes and the Guarantees and (iii) we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, as amended (the "Registration Statement"), filed by the Companies with the Securities and Exchange Commission. We also consent to the reference to this firm under the caption "Legal Matters" in the Registration Statement and in the related Prospectus. In giving these consents, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.


                                          Very truly yours,

                                          VAN COTT, BAGLEY, CORNWALL & MCCARTHY



                                          By /s/ Nathan W. Jones
                                             ---------------------------------
                                             Nathan W. Jones